As filed with the Securities and Exchange Commission on June 7, 2013
Registration No. 333-128034
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)
Delaware	20-2197030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12300 Liberty Boulevard Englewood, CO 80112 (303) 220-6600
(Address and telephone number of principal executive offices)

UNITEDGLOBALCOM, INC. 401(k) SAVINGS AND STOCK OWNERSHIP PLAN
(Full title of the plan)
Bryan H. Hall, Esq. Executive Vice President Liberty Global, Inc. 12300 Liberty Boulevard Englewood, CO 80112 (303) 220-6600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Robert W. Murray Jr. John Winter Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4998 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑                                Accelerated filer ☐
Non-accelerated filer ☐         (Do not check if a smaller reporting company)         Smaller reporting company ☐

TERMINATION OF REGISTRATION:
This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-8 (Registration No. 333-128034) (the “Registration Statement”) of Liberty Global, Inc. (the “Company”), which was filed with the Securities and Exchange Commission and became effective on September 1, 2005. The Registration Statement relates to the registration of securities issuable pursuant to the UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan.
As a result of the completion on June 7, 2013 of the transactions contemplated by the Agreement and Plan and Merger, dated as of February 5, 2013, as amended on March 6, 2013 (the “Merger Agreement”), among the Company, Virgin Media Inc. (“Virgin Media”) and Liberty Global plc (formerly known as Liberty Global Corporation Limited, “Liberty Global plc”), the Company and Virgin Media became wholly-owned subsidiaries of the Liberty Global plc, and the stockholders of the Company and Virgin Media became shareholders of Liberty Global plc.
This Post-Effective Amendment No. 1 to the Registration Statement deregisters all of the Series C common stock, par value $.01 per share, of the Company registered for issuance under the Registration Statement that remain unsold as of the date hereof and the Company hereby terminates the effectiveness of the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, Colorado, on June 7, 2013.

LIBERTY GLOBAL, INC.

By:	/s/ BRYAN H. HALL
Bryan H. Hall
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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